Exhibit 18.1

June 8, 2021

Board of Directors

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, NY 10018

Ladies and Gentlemen:

Note 1 of the Notes to Condensed Consolidated Financial Statements of G-III Apparel Group, Ltd. (“the Company”) included in its Form 10-Q for the three-month period ended April 30, 2021 describes a change in the method of accounting for retail inventories from the retail inventory method to the weighted average cost method. There are no authoritative criteria for determining a 'preferable' inventory valuation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to January 31, 2021, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

New York, NY